Exhibit (a)(71)

What is at risk for these American businesses, universities and governments?

Nothing that can't be passed along in higher consumer prices, higher college tuition and higher taxes.

These are just 1,000 of more than 12,000 PeopleSoft customers worldwide.

PeopleSoft®

The Board of Directors of PeopleSoft will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft will be filing a proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies for the 2004 Annual Meeting. Promptly after filing the definitive 2004 Proxy Statement with the SEC, PeopleSoft will mail the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Georgeson for such services and to indemnify Georgeson and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, may also solicit proxies, although no additional consideration will be paid in connection with any such solicitation. In addition, directors, officers and employees of PeopleSoft may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto regarding Oracle’s tender offer that contain information regarding members of the Board of Director’s and members of management’s potential interests in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of April 1, 2003 is contained in PeopleSoft’s proxy statement for its 2003 Annual Meeting of Stockholders, dated as of April 28, 2003. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2004 Proxy Statement (when filed), the 2003 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Permission to use quotations neither sought nor obtained	© 2004 PeopleSoft, Inc. PeopleSoft is a registered trademark of PeopleSoft, Inc.